Exhibit 15
                                                       ----------




February 14, 1995




Shareholders and Board of Directors
Atmos Energy Corporation


We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Atmos Energy Corporation for the registration of 50,000 shares of its common stock of our report dated February 1, 1995 relating to the unaudited condensed consolidated interim financial statements of Atmos Energy Corporation which are included in its Form 10-Q for the quarter ended December 31, 1994.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 and 11 of the Securities Act of 1933.


                                   ERNST & YOUNG LLP